Exhibit 4.3

FORM OF GLOBAL NOTE

[FACE OF NOTE]

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK LIMITED PURPOSE TRUST COMPANY (“DTC”), TO THE COMPANY NAMED HEREIN (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE IN WHOLE SHALL BE LIMITED TO TRANSFERS TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY AND TRANSFERS OF THIS GLOBAL NOTE IN PART SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE AND REFERRED TO ON THE REVERSE HEREOF.

GOL FINANCE

UP TO U.S.$225,000,000

7.50% Senior Notes Due 2017

GLOBAL NOTE

Representing up to U.S.$225,000,000

7.50% Senior Notes Due 2017

No. _______________

CUSIP No. 38045U AC4	Principal Amount
ISIN No. US38045UAC45	Up to U.S.$225,000,000

GOL FINANCE, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, U.S.$ 225,000,000, upon presentment and surrender of this Note on April 3, 2017 or on such date or dates as the then relevant principal sum may become payable in accordance with the provisions hereof and in the Indenture.

Interest on the outstanding principal amount shall be borne at the rate of 7.50% per annum payable semi-annually in arrears on each April 3 and October 3 (each such date an “Interest Payment Date”), commencing on October 3, 2007, all subject to and in accordance with the terms and conditions set forth herein and in the Indenture; provided, however, that in the event that the Company shall at any time default on the payment of interest or such other amounts as any may be payable in respect of the Notes, the Company shall pay interest on overdue principal or installments of interest, to the extent lawful, at the rate borne by the Notes plus 1% per annum.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication herein has been executed by the Trustee or Authenticating Agent by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated:              , 2007

GOL FINANCE

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

By:
Name:

By:
Name:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within mentioned Indenture.

THE BANK OF NEW YORK as Trustee

By:
Name:
	Title:	Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

7.50% Senior Notes Due 2017

TERMS AND CONDITIONS OF THE NOTES

This Note is one of a duly authorized issue of 7.50% Senior Notes Due 2017 of the Company. The Notes constitute unsecured unsubordinated obligations of the Company, initially in an aggregate principal amount of up to U.S.$225,000,000.

1. Indenture.

The Notes are, and shall be, issued under an Indenture, dated as of March 22, 2007 (the “Indenture”), among the Company, the Guarantors party thereto, The Bank of New York, as trustee (the “Trustee”), Registrar, Transfer Agent and Principal Paying agent (the “Principal Paying Agent”) (collectively, the “Agents” and each individually an “Agent”) and The Bank of New York (Luxembourg) S.A., as Luxembourg Paying Agent and Transfer Agent. The terms of the Notes include those stated in the Indenture. The Holders of the Notes shall be entitled to the benefit of, be bound by and be deemed to have notice of, all provisions of the Indenture. Reference is hereby made to the Indenture and all supplemental indentures thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, each Agent and the Holders of the Notes and the terms upon which the Notes, are, and are to be, authenticated and delivered. All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture. Copies of the Indenture and each Global Note shall be available for inspection at the offices of the Trustee and each Paying Agent.

The Company may from time to time, without the consent of the Holders of the Notes, create and issue Additional Notes having the same terms and conditions as the Notes in all respects, except for issue date, issue price and the first payment of interest thereon. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes. Unless the context otherwise requires, for all purposes of the Indenture and this Note, references to the Notes include any Additional Notes actually issued.

The Indenture imposes certain limitations on the creation of Liens by the Company or its Subsidiaries, and consolidation, merger and certain other transactions involving the Company. In addition, the Indenture requires the maintenance of insurance for the Company and its Subsidiaries, the maintenance of the existence of the Company and its Subsidiaries, the payment of certain taxes and claims and reporting requirements applicable to the Company.

The Note is one of the Exchange Notes referred to in the Indenture. The Notes include the Initial Notes issued on the Issue Date, any Additional Notes issued in accordance with Section 2.14 of the Indenture and any Exchange Notes issued in exchange for the Initial Notes or Additional Notes pursuant to the Indenture and the Registration Rights Agreement, dated March 22, 2007. The Initial Notes, any Additional Notes and the Exchange Notes are treated as a single class of securities under the Indenture.

2. Principal.

The Company promises to pay the principal of this Note on April 3, 2017.

3. Interest.

The Notes bear interest at the rate per annum shown above from March 22, 2007, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, payable semi-annually in arrears on April 3 and October 3 of each year (each such date, an “Interest Payment Date”), commencing on October 3, 2007. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal or installments of interest, to the extent lawful, at the rate borne by the Notes plus 1% per annum.

4. Method of Payment.

Payments of interest in respect of each Note shall be made on each Interest Payment Date by the Paying Agents to the Persons shown on the Register at the close of business on the March 19 and September 19, as the case may be (each, a “Record Date”), immediately preceding such Interest Payment Date.

Payments in respect of each Note shall be made by U.S. Dollar check drawn on a bank in The City of New York and may be mailed to the Holder of such Note at its address appearing in the Register. Upon written application by the Holder to the specified office of any Paying Agent not less than 15 days before the due date for any payment in respect of a Note, such payment may be made by wire transfer to a U.S. Dollar account maintained by the payee with a bank in The City of New York. Payment of principal in respect of each Note shall be made on any Payment Date for such principal to the Person shown on the Register at the close of business on the fifteenth day immediately preceding such Payment Date.

All payments on this Note are subject in all cases to any applicable tax or other laws and regulations, but without prejudice to the provisions of Paragraph 6 hereof. Except as provided in Section 2.08 of the Indenture, no fees or expenses shall be charged to the Holders in respect of such payments.

If the Payment Date in respect of any Note is not a business day at the place in which it is presented for payment, the Holder thereof shall not be entitled to payment of the amount due until the next succeeding business day at such place and shall not be entitled to any further interest or other payment in respect of any such delay.

If the amount of principal or interest which is due on the Notes is not paid in full, the Registrar shall annotate the Register with a record of the amount of interest, if any, in fact paid.

5. Registrar, Paying Agent and Transfer Agent.

The Trustee shall act as Registrar, Transfer Agent and Principal Paying Agent of the Notes. The Company may appoint and change any Registrar, Paying Agent or Transfer Agent in accordance with the terms of the Indenture. For so long as the Notes are listed on the

Luxembourg Stock Exchange, Euro MTF and such stock exchange shall so require, the Company shall maintain a Paying Agent and Transfer Agent in Luxembourg. The Bank of New York (Luxembourg) S.A. shall initially act as Paying Agent and Transfer Agent in Luxembourg.

6. Additional Amounts.

All payments by the Company in respect of the Notes or the Guarantors in respect of the Note Guarantees will be made free and clear of, and without withholding or deduction for, or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or Brazil, or any authority therein or thereof or any other jurisdiction in which the Company or the Guarantors are organized, doing business or otherwise subject to the power to tax (any of the aforementioned being a “Taxing Jurisdiction”), unless the Company or the Guarantors are compelled by law to deduct or withhold such taxes, duties, assessments, or governmental charges. In such event, the Company or the Guarantors, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by Holders of Notes after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction (“Additional Amounts”). Notwithstanding the foregoing, no such Additional Amounts shall be payable:

(i) to, or to a third party on behalf of, a Holder who is liable for such taxes, duties, assessments or governmental charges in respect of such Note by reason of the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such Holder, if such Holder is an estate, a trust, a partnership, or a corporation) and the relevant Taxing Jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than the mere holding of the Note or enforcement of rights under the Indenture and the receipt of payments with respect to the Note;

(ii) in respect of Notes surrendered or presented for payment (if surrender or presentment is required) more than 30 days after the Relevant Date except to the extent that payments under such Note would have been subject to withholdings and the Holder of such Note would have been entitled to such Additional Amounts, on surrender of such Note for payment on the last day of such period of 30 days;

(iii) where such Additional Amount is imposed and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(iv) to, or to a third party on behalf of, a Holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such

Holder’s failure to comply with any certification, identification, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such Holder, if (1) compliance is required by law as a precondition to, exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and (2) the Company has given the Holders at least 30 days’ notice that Holders will be required to provide such certification, identification, documentation or other requirement;

(v) in respect of any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property or similar tax, assessment or governmental charge;

(vi) in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the Note;

(vii) in respect of any tax imposed on overall net income or any branch profits tax; or

(viii) in respect of any combination of the above.

No Additional Amounts shall be paid with respect to any payment on a Note to a Holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interestholder in a limited liability company or a beneficial owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or beneficial owner been the Holder.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither the Company nor the Guarantors shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

In the event that Additional Amounts actually paid with respect to the Notes are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company.

Any reference in the Indenture or the Notes to principal, interest or any other amount payable in respect of the Notes by the Company or the Note Guaranty by the Guarantors will be deemed also to refer to any Additional Amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this Paragraph 6.

The foregoing obligation will survive termination or discharge of the Indenture.

7. Open Market Purchases.

The Company or any of its Affiliates may at any time purchase Notes in the open market or otherwise at any agreed upon price. All Notes so purchased may not be reissued or resold, except in compliance with applicable requirements or exemptions under the relevant securities laws.

8. Redemption.

Except as described in Section 3.01 of the Indenture and this Paragraph 8, the Notes may not be redeemed.

(a) The Notes shall be redeemable, at the option of the Company, in whole or in part, on any Interest Payment Date prior to April 3, 2017, upon giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), at a Redemption Price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on such notes (exclusive of interest accrued on the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points;

plus, in either case, accrued and unpaid interest and Additional Amounts, if any, on the principal amount being redeemed to such Redemption Date.

If as a result of any change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction, or any amendment to or change in an official interpretation, administration or application of such laws, any treaties, rules, or related agreements to which a Taxing Jurisdiction is a party or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issue date of the Notes or on or after the date a successor to the Company assumes the obligations under the Notes, (i) the Company or any successor to the Company has or will become obligated to pay Additional Amounts (as defined in Section 6 above) or (ii) either of the Guarantors or any successor to the Guarantor has or will become obligated to pay Additional Amounts in excess of the Additional Amounts either such Guarantor or any such successor to the Guarantor would be obligated to pay if payments were subject to withholding or deduction at a rate of 15% or at a rate of 25% in the case that the Holder of the Notes is resident in a tax haven jurisdiction for Brazilian tax purposes (i.e., a country that does not impose any income tax or that imposes it at a maximum rate lower than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership) (the “Minimum Withholding Level”), as a result of the taxes, duties, assessments and other governmental charges described above, the Company or any of its successors may, at their option, redeem all, but not less than all, of the Notes, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest to the date fixed for redemption, upon publication of irrevocable notice to Holders not less than 30 days nor more than 60 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 60 days prior to the earliest date on which either (x) the Issuer or successor to the Issuer would, but for such redemption, become obligated to pay any additional amounts, or (y) in the case of payments made under the Guarantees, either Guarantor or any successor to the Guarantor would, but for such redemption, be obligated to pay the Additional Amounts in excess of the Minimum Withholding Level. For the avoidance of doubt, the Company or any successor to the Company shall not have the right to so redeem the Notes unless (a) it is obligated to pay Additional Amounts or (b) either Guarantor or any successor to the Guarantor is obliged to pay Additional Amounts which in the aggregate amount exceed the Additional Amounts payable at the Minimum Withholding Level. Notwithstanding the foregoing, the Company or any successor to the Company shall not have the right to so redeem the Notes unless it has taken reasonable measures to avoid the obligation to pay Additional Amounts. For the avoidance of doubt, reasonable measures do not include changing the jurisdiction of incorporation of the Company or any successor to the Company or the jurisdiction of incorporation of a Guarantor or any successor to the Guarantor.

In the event that the Company or any successor elects to so redeem the Notes pursuant to Section 3.01(c) of the Indenture, it will deliver to the Trustee: (i) a certificate, signed in the name of the Company by any two of its executive officers or by its attorney-in-fact in accordance with its bylaws, stating that the Company or any successor to the Company is entitled to redeem the Notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Company or any successor to the Company to so redeem have occurred or been satisfied; and (ii) an Opinion of Counsel to the effect that (1) the Company or any successor to the Company has or will become obligated to pay Additional Amounts or either Guarantor or any successor to the Guarantor has or will become obligated to pay Additional Amounts in excess of the Additional Amounts payable at the Minimum Withholding Level, (2) such obligation is the result of a change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction, as described above, (3) the Company or any successor to the Company, or either Guarantor or any successor to the Guarantor, as the case may be cannot avoid payment of such Additional Amounts by taking reasonable measures available to it and (4) that all governmental requirements necessary for the Company to effect the redemption have been complied with.

9. Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

A Holder may transfer or exchange Notes in accordance with the Indenture. The Trustee, the Registrar or Transfer Agent, as the case may be, may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

The Trustee, the Registrar or Transfer Agent, as the case may be, need not register the transfer or exchange of any Notes selected for redemption or any Notes for a period of 15 days before a selection of Notes to be redeemed or before an Interest Payment Date.

10. Persons Deemed Owners.

The registered Holder of this Note may be treated as the owner thereof for all purposes.

11. Unclaimed Money.

Subject to applicable law, the Trustee and the Paying Agents shall pay to the Company upon request any monies held by them for the payment of principal or interest that remains unclaimed for two years, and thereafter, Holders entitled to such monies must look to the Company for payment as general creditors.

12. Defeasance.

Subject to the terms of the Indenture, the Company and the Guarantors at any time may terminate some or all of their obligations under the Notes, the Indenture and the Note Guarantees, as the case may be, if the Company or the Guarantors irrevocably deposit in trust with the Trustee money or U.S. Government Obligations sufficient for the payment of principal of and interest on all the Notes to Maturity or redemption. At such time, each Guarantor’s obligations under its Note Guaranty will terminate.

13. Amendment; Waiver.

Subject to certain exceptions set forth in the Indenture, the Indenture or the Notes may be amended or supplemented without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any past Default or compliance with any provision may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. However, subject to certain exceptions set forth in the Indenture, without the consent of each Holder of an outstanding Note affected thereby, no amendment or waiver may, among other things:

(i) reduce the principal amount of or change the Stated Maturity of any payment on any Note;

(ii) reduce the rate of any interest on any Note;

(iii) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed;

(iv) change the currency for payment of principal of, or interest or any Additional Amounts on, any Note;

(v) impair the right to institute suit for the enforcement of any right to payment on or with respect to any Note;

(vi) waive a Default or Event of Default in payment of principal of and interest on the Notes;

(vii) reduce the principal amount of Notes whose Holders must consent to any amendment, supplement or waiver;

(viii) make any change to the first paragraph of Section 9.02 of the Indenture;

(ix) modify or change any provision of the Indenture affecting the ranking of the Notes or any Note Guaranty in a manner adverse to the Holders of the Notes; or

(x) make any change in any Note Guaranty that would adversely affect the Noteholders.

provided that the provisions of the covenants described in Section 4.11 of the Indenture may, except as provided above, be amended or waived with the consent of Holders holding not less than 66 2/3% in aggregate principal amount of the Notes.

The Company, the Guarantors and the Trustee may, without the consent of any Holder of the Notes, amend the Indenture or the Notes to:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to add guarantees or collateral with respect to the Notes;

(iii) to comply with Section 5.01 of the Indenture;

(iv) to provide for any guarantee of the Notes, to secure the Notes or to confirm and evidence the release, termination or discharge of any guarantee of the Notes when such release, termination or discharge is permitted by the Indenture;

(v) to add to the covenants of the Company or the Guarantors for the benefit of the Holders;

(vi) to surrender any right herein conferred upon the Company or the Guarantors;

(vii) to evidence and provide for the acceptance of an appointment by a successor Trustee;

(viii) to provide for the issuance of Additional Notes;

(ix) to make any other change that does not materially and adversely affect the rights of any Holder or to conform the Indenture to the section “Description of the Exchange Notes” in the prospectus, dated             , 2007, forming a part of the registration statement on Form F-4 (Registration No. 333-             ) filed by the Company with the SEC; or

(x) to comply with any applicable requirements of the SEC, including in connection with an required qualification of the Indenture under the Trust Indenture Act provided that, in such case, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of Section 9.01 of the Indenture.

Each Guarantor must consent to any amendment, supplement or waiver.

14. Defaults and Remedies.

An “Event of Default” occurs if:

(i) the Company defaults in any payment of interest (including any Additional Amounts) on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(ii) the Company defaults in the payment of the principal (including any Additional Amounts) of any Note when the same becomes due and payable upon acceleration or redemption or otherwise;

(iii) the Company or any Guarantor fails to comply with any of its covenants or agreements in the Notes or the Indenture (other than those referred to in (i) and (ii) above), and such failure continues for 60 days after the notice specified below;

(iv) the Company, any Guarantor or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company, any such Guarantor or any such Significant Subsidiary (or the payment of which is guaranteed by the Company, such Guarantor or any such Significant Subsidiary) whether such Debt or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by failure to pay principal of or premium, if any, or interest on such Debt after giving effect to any grace period provided in such Debt on the date of such default (“Payment Default”) or (b) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates U.S.$50,000,000 (or the equivalent thereof at the time of determination) or more in the aggregate;

(v) one or more final judgments or decrees for the payment of money in excess of U.S.$50,000,000 (or the equivalent thereof at the time of determination) in the aggregate are rendered against the Company, any Guarantor or any Significant Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 30 days following commencement of such enforcement proceedings or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

(vi) an involuntary case or other proceeding is commenced against the Company, any Guarantor or any Significant Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, síndico, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Company, any Guarantor or any Significant Subsidiary under the bankruptcy laws now or hereafter in effect, and such order is not being contested by the Company, any Guarantor or any Significant Subsidiary, as the case may be, in good faith, or has not been dismissed, discharged or otherwise stayed, in each case within 60 days of being made;

(vii) the Company, any Guarantor or any Significant Subsidiary (i) commences a voluntary case or other proceeding seeking liquidation, reorganization, concordata or other relief with respect to itself or its Debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, síndico, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, any Guarantor or any Significant Subsidiary or for all or substantially all of the Property of the Company, any Guarantor or any Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors;

(viii) any event occurs that under the laws of the Cayman Islands, Brazil or any political subdivision thereof or any other country has substantially the same effect as any of the events referred to in any of clause (vi) or (vii);

(ix) any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty; or

(x) GLAI ceases to own, directly or indirectly, 100% of the outstanding share capital of the Company.

A Default under clause (iii) above shall not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes notify the Company and the Guarantors of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

The Trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless either (i) an attorney, authorized officer or agent of the Trustee with direct responsibility for the Indenture has actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default has been given to the Trustee by the Company or any Holder.

If an Event of Default (other than an Event of Default specified in clauses (vi), (vii) and (viii) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare all unpaid principal of and accrued and unpaid interest on all Notes to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such amounts shall become due and payable immediately. If an Event of Default specified in clause (vi), (vii) or (viii) above occurs and is continuing, then the principal of, and accrued and unpaid interest on, all Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee indemnity reasonably satisfactory to it. Subject to such provision for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Indenture, the Holders of a majority in principal amount of the Notes by written notice to the Company and the Trustee may rescind or annul a declaration of acceleration if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay all overdue interest (including any Additional Amounts) on Outstanding Notes, all unpaid principal of the Notes that has become due otherwise than by such declaration of acceleration, interest on such overdue interest (including any Additional Amounts) as provided in the Indenture and all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and (ii) all Events of Default have been cured or waived except nonpayment of principal that has become due solely because of acceleration.

No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

15. Trustee Dealings with the Company.

Subject to certain limitations imposed by the Indenture, the Trustee and any Agent or co-registrar or any other agent of the Company or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee, Agent, or such other agent.

16. Governing Law.

THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

17. No Recourse Against Others.

No director, officer, employee or shareholder, as such, of the Company or the Trustee shall have any liability for any obligations of the Company under the Notes or any obligations of the Company or the Trustee under the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

18. CUSIP and ISIN Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP or ISIN numbers, as applicable, to be printed on the Notes and has directed the Trustee to use CUSIP or ISIN numbers, as applicable, in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture, which includes the form of this Note. Requests may be made to:

Gol Finance

Rua Gomes de Carvalho 1629

04547-006 – São Paulo, SP

Brasil

Attention: Richard F. Lark, Jr.

Facsimile: 55-11-3169-6237

NOTATION OF GUARANTY

For value received, each Guarantor (which term includes any successor Person under the Indenture) has unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of March 22, 2007 (as amended from time to time, the “Indenture”), among the Company, the Guarantor, The Bank of New York, as Trustee, Registrar, Transfer Agent and Principal Paying Agent (collectively, the “Agents” and each individually an “Agent”) and The Bank of New York (Luxembourg) S.A., as Luxembourg Paying Agent and Transfer Agent, the full and punctual payment (whether at Stated Maturity, upon redemption, acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under the Indenture. The obligations of each Guarantor to the Holders of Notes and to the Trustee pursuant to the guaranty and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the guaranty.

IN WITNESS WHEREOF, each Guarantor has caused this guaranty to be duly executed.

GOL LINHAS AÉREAS INTELIGENTES S.A. as Guarantor

By:
Name:
Title:

By:
Name:
Title:

GOL TRANSPORTES AÉREOS S.A. as Guarantor

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

By:
Name:

By:
Name: